Exhibit 99.1
For Immediate News Release
November 3, 2022

AVALONBAY COMMUNITIES, INC. ANNOUNCES
THIRD QUARTER 2022 OPERATING RESULTS AND
FOURTH QUARTER 2022 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended September 30, 2022 was $494,747,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) for the three months ended September 30, 2022 of 530.4% to $3.53 from $0.56 for the prior year period, primarily attributable to an increase in gain on sale of real estate and an increase in Same Store Residential NOI, as detailed in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended September 30, 2022 increased 25.5% to $2.46 from $1.96 for the prior year period. Core FFO per share (as defined in this release) for the three months ended September 30, 2022 increased 21.4% to $2.50 from $2.06 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended September 30, 2022 to its results for the prior year period:

Q3 2022 Results Compared to Q3 2021
	Per Share (1)
	EPS	FFO	Core FFO
Q3 2021 per share reported results	$0.56	$1.96	$2.06
Same Store Residential NOI (2)	0.35	0.35	0.35
Development and Other Stabilized Residential NOI	0.14	0.14	0.14
Commercial NOI	0.03	0.03	0.03
Overhead and other	(0.06)	(0.06)	(0.04)
Capital markets and transaction activity	0.06	0.06	(0.06)
Unconsolidated investment income	—	—	0.02
Income taxes	(0.02)	(0.02)	—
Gain on sale of real estate and depreciation expense	2.47	—	—
Q3 2022 per share reported results	$3.53	$2.46	$2.50

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Definitions and Reconciliations, table 3.
(2) Consists of increases of $0.43 in revenue and $0.08 in operating expenses.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended September 30, 2022 to its July 2022 outlook:

Q3 2022 Results Compared to July 2022 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$3.53	$2.54	$2.52
Same Store Residential NOI (2)	(0.03)	(0.03)	(0.03)
Development and Other Stabilized Residential NOI	—	—	—
Commercial NOI	0.01	0.01	0.01
Overhead and other	(0.05)	(0.05)	(0.01)
Capital markets and transaction activity	(0.01)	(0.01)	—
Unconsolidated investment income and other	0.04	0.04	0.01
Income taxes	(0.04)	(0.04)	—
Gain on sale of real estate and depreciation expense	0.08	—	—
Q3 2022 per share reported results	$3.53	$2.46	$2.50

(1) The mid-point of the Company's July 2022 outlook.
(2) Consists of $0.01 for revenue and $0.02 for operating expenses.

For the nine months ended September 30, 2022, EPS increased 33.6% to $6.40 from $4.79 for the prior year period, FFO per share increased 21.3% to $7.11 from $5.86 for the prior year period, and Core FFO per share increased 20.0% to $7.19 from $5.99 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the nine months ended September 30, 2022 to its results for the prior year period:

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YTD 2022 Results Compared to YTD 2021
	Per Share (1)
	EPS	FFO	Core FFO
YTD 2021 per share reported results	$4.79	$5.86	$5.99
Same Store Residential NOI (2)	1.00	1.00	1.00
Development and Other Stabilized Residential NOI	0.49	0.49	0.49
Commercial NOI	0.07	0.07	0.07
Overhead and other	(0.17)	(0.17)	(0.15)
Capital markets and transaction activity	(0.10)	(0.10)	(0.24)
Unconsolidated investment income	0.01	0.01	0.03
Income taxes	(0.05)	(0.05)	—
Gain on sale of real estate and depreciation expense	0.36	—	—
YTD 2022 per share reported results	$6.40	$7.11	$7.19

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Definitions and Reconciliations, table 3.
(2) Consists of increases of $1.19 in revenue and $0.19 in operating expenses.

Same Store Operating Results for the Three Months Ended September 30, 2022 Compared to the Prior Year Period

Same Store total revenue increased $61,001,000, or 11.9%, to $574,782,000. Same Store Residential rental revenue increased $60,008,000, or 11.8%, to $567,890,000, as detailed in the following table:

Same Store Residential Rental Revenue Change
Q3 2022 Compared to Q3 2021
Residential rental revenue
Lease rates	9.5%
Concessions and other discounts	2.4%
Economic occupancy	(0.2)%
Other rental revenue	0.9%
Uncollectible lease revenue (excluding rent relief) (1)	0.6%
Rent relief (2)	(1.4)%
Total Residential rental revenue	11.8%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue decreased to 2.90% in Q3 2022 from 3.84% in Q3 2021.
(2) The Company recognized $5,673,000 and $12,663,000 from government rent relief programs during Q3 2022 and Q3 2021, respectively.

Same Store Residential operating expenses increased $10,990,000, or 6.5%, to $179,907,000 and Same Store Residential NOI increased $48,991,000, or 14.4%, to $388,397,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the three months ended September 30, 2022 compared to the three months ended September 30, 2021:

Q3 2022 Compared to Q3 2021
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of Q3 2022 NOI	Rental Revenue cash basis (3)

			NOI
New England	14.2%	2.7%	21.0%	15.1%	13.1%
Metro NY/NJ	14.5%	11.1%	16.2%	20.8%	14.0%
Mid-Atlantic	8.8%	6.7%	9.9%	14.4%	8.6%
Southeast FL	18.5%	5.2%	26.8%	1.6%	17.2%
Denver, CO	13.5%	(3.5)%	22.3%	1.3%	13.6%
Pacific NW	17.9%	8.4%	22.5%	6.5%	14.4%
N. California	10.7%	5.0%	13.1%	18.7%	7.1%
S. California	8.5%	6.4%	9.4%	21.6%	7.7%
Total	11.8%	6.5%	14.4%	100.0%	10.5%

(1) See full release for additional detail.
(2) See full release for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Same Store Operating Results for the Nine Months Ended September 30, 2022 Compared to the Prior Year Period

Same Store total revenue increased $169,167,000, or 11.3%, to $1,671,920,000. Same Store Residential rental revenue increased $165,244,000, or 11.1%, to $1,652,297,000, as detailed in the following table:

Same Store Residential Rental Revenue Change
YTD 2022 Compared to YTD 2021
Residential rental revenue
Lease rates	7.3%
Concessions and other discounts	2.0%
Economic occupancy	0.2%
Other rental revenue	0.9%
Uncollectible lease revenue (excluding rent relief) (1)	(0.5)%
Rent relief (2)	1.2%
Total Residential rental revenue	11.1%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue increased to 3.56% in YTD 2022 from 3.42% in YTD 2021.
(2) The Company recognized $33,718,000 and $16,371,000 from government rent relief programs YTD 2022 and YTD 2021, respectively.

Same Store Residential operating expenses increased $25,987,000, or 5.3%, to $513,869,000 and Same Store Residential NOI increased $139,367,000, or 13.9%, to $1,139,668,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021:

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YTD 2022 Compared to YTD 2021
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of YTD 2022 NOI	Rental Revenue cash basis (3)

			NOI
New England	12.2%	5.1%	16.3%	14.7%	13.5%
Metro NY/NJ	11.8%	8.1%	13.6%	20.5%	13.2%
Mid-Atlantic	7.1%	4.6%	8.3%	14.5%	7.5%
Southeast FL	22.0%	3.5%	34.6%	1.6%	20.7%
Denver, CO	13.1%	(4.9)%	21.4%	1.3%	12.3%
Pacific NW	15.6%	3.4%	21.7%	6.5%	14.1%
N. California	7.9%	4.2%	9.4%	18.6%	6.7%
S. California	13.2%	5.5%	16.8%	22.3%	12.3%
Total	11.1%	5.3%	13.9%	100.0%	11.1%

(1) See full release for additional detail.
(2) See full release for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Development Activity

Consolidated Development Communities

During the three months ended September 30, 2022, the Company started the construction of Avalon Annapolis, located in Annapolis, MD. Avalon Annapolis is expected to contain 508 apartment homes when completed and be developed for an estimated Total Capital Cost of $202,000,000.

During the nine months ended September 30, 2022, the Company completed the development of four communities containing an aggregate of 1,686 apartment homes for an aggregate Total Capital Cost of $598,000,000.

At September 30, 2022, the Company had 17 consolidated Development communities under construction that are expected to contain 5,427 apartment homes and 56,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,277,000,000.

Unconsolidated Development Communities

At September 30, 2022, the Company had one Unconsolidated Development community under construction that is expected to contain 475 apartment homes and 56,000 square feet of commercial space.

Disposition Activity

Consolidated Apartment Communities

During the three months ended September 30, 2022, the Company sold five wholly-owned communities:

•Avalon Green I, Avalon Green II and Avalon Green III, located in Elmsford, NY;
•Avalon Del Mar Station, located in Pasadena, CA; and
•Avalon Sharon, located in Sharon, MA.

In aggregate, these communities contain 1,120 apartment homes and were sold for $543,950,000 and a weighted average Initial Market Cap Rate of 4.1%, resulting in a gain in accordance with GAAP of $317,962,000 and an Economic Gain of $218,881,000.

During the nine months ended September 30, 2022, the Company sold eight wholly-owned communities containing an aggregate of 1,708 apartment homes. These assets were sold for $778,950,000 and a weighted average initial Market Cap Rate of 4.0%, resulting in a gain in accordance with GAAP of $466,670,000 and an Economic Gain of $338,685,000.

During the three and nine months ended September 30, 2022, the Company sold 10 and 38, respectively, of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $38,991,000 and $120,328,000, respectively. As of September 30, 2022, the Company has sold 161 of the 172 residential condominiums for aggregate gross proceeds of $472,158,000.

The Company utilized a portion of the aggregate disposition proceeds received to acquire the wholly-owned communities discussed below during the nine months ended September 30, 2022.

Unconsolidated Real Estate Investments

During the three months ended September 30, 2022, Archstone Multifamily Partners AC LP (the "U.S. Fund"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of 28.6%, sold its final three communities, Avalon Grosvenor Tower, Avalon Studio 4121 and Avalon Station 250. These communities contain an aggregate of 671 apartment homes and were sold for $313,500,000. With the disposition of these communities, the Company recognized $4,690,000 in joint venture income associated with its promoted interest in the U.S. Fund.
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Acquisition Activity

During the three months ended September 30, 2022, the Company acquired Avalon Miramar Park Place, a wholly-owned community, located in Miramar, FL, containing 650 apartment homes for a purchase price of $295,000,000.

During the nine months ended September 30, 2022, the Company acquired three wholly-owned communities containing 1,053 apartment homes and 16,000 square feet of commercial space for a total purchase price of $459,500,000.

In October 2022, the Company acquired Avalon Highland Creek, a wholly-owned community, located in Charlotte, NC, containing 260 apartment homes for a purchase price of $76,700,000.

Structured Investment Program Activity

During the nine months ended September 30, 2022, the Company entered into the first commitments under its Structured Investment Program, through which the Company will provide mezzanine loans or preferred equity to third party multifamily developers. The initial commitments are for three mezzanine loans of up to $92,375,000 in the aggregate, including a $12,800,000 loan commitment entered into during the three months ended September 30, 2022. These commitments are to fund multifamily development projects in the Company's existing markets. At September 30, 2022, the commitments had a weighted average interest rate of 9.2% and the Company had funded $15,514,000 of these commitments.

Liquidity and Capital Markets

In March 2022, the Company established an unsecured commercial paper note program, which allows the Company to issue, from time to time, unsecured commercial paper notes with varying maturities of less than one year up to a maximum amount outstanding at any one time of $500,000,000. The program is backstopped by the Company's commitment to maintain available borrowing capacity under its Credit Facility in an amount equal to actual borrowings under the program. The Company had $49,985,000 outstanding under its commercial paper program as of September 30, 2022.

In September 2022, the Company amended and restated its unsecured revolving credit facility (the "Credit Facility") to (i) increase its borrowing capacity from $1,750,000,000 to $2,250,000,000, (ii) extend the term of the Credit Facility from February 2024 to September 2026, with two six-month extension options available to the Company for a fee, (iii) amend certain provisions, notably to reduce the capitalization rate used to derive certain financial covenants from 6.0% to 5.75% and (iv) transition the benchmark rate from the London Interbank Offered Rate ("LIBOR") to the Secured Overnight Financing Rate ("SOFR").

The Company's cost of borrowing under the Credit Facility is composed of (i) SOFR, (ii) its current borrowing spread to SOFR of 0.825% per annum, which consists of a 0.10% SOFR adjustment plus 0.725% per annum, (iii) potential sustainability rate and facility fee adjustments that can range from (0.025)% to 0.025% in the aggregate and (iv) an annual facility fee of 0.125%. The borrowing spread to SOFR and the annual facility fee can vary and are determined by the ratings of our unsecured and unsubordinated long-term indebtedness. The sustainability rate and facility fee adjustments can vary and are determined by achievement under certain established environmental, social and governance metrics, with the initial adjustment date effective in July 2023 and recalculation annually thereafter. Prior to the amended and restated Credit Facility, the Company's cost of borrowing was comprised of LIBOR plus 0.775% and an annual facility fee at 0.125% both as determined by the Company's credit ratings.

As of September 30, 2022, the Company did not have any borrowings outstanding under the Credit Facility, and after taking into account its commercial paper program and letters of credit, the Company had $2,193,101,000 available under the Credit Facility.

In addition, at September 30, 2022, the Company had $487,126,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the third quarter of 2022 was 4.6 times and Unencumbered NOI (as defined in this release) for the nine months ended September 30, 2022 was 95%.
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During the three months ended September 30, 2022, the Company repaid $35,276,000 principal amount secured fixed rate debt with an effective rate of 6.16% in advance of the October 2047 maturity date, recognizing a loss on debt extinguishment of $1,399,000 composed of prepayment penalties and the non-cash write off of unamortized deferred financing costs.

During the nine months ended September 30, 2022, in addition to the debt activity discussed above, the Company repaid $100,000,000 principal amount of its variable rate unsecured term loan at its maturity. The variable rate unsecured term loan was indexed to LIBOR plus 0.90% and entered into in February 2017.

During the nine months ended September 30, 2022, in connection with an underwritten offering of shares, the Company entered into forward contracts to sell 2,000,000 shares of common stock by the end of 2023 for approximate proceeds of $494,200,000 net of offering fees and discounts and based on the initial forward price. The proceeds that the Company expects to receive on the date or dates of settlement are subject to certain customary adjustments during the term of the forward contract for the Company's dividends and a daily interest charge.

In October 2022, the Company settled the outstanding forward contracts entered into in December 2021 under its current continuous equity program, selling 68,577 shares of common stock for $229.34 per share, for net proceeds of $15,727,000.

Fourth Quarter and Full Year 2022 Financial Outlook

For its fourth quarter and full year 2022 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q4 2022			Full Year 2022
	Low		High	Low		High
Projected EPS	$1.70	—	$1.80	$8.10	—	$8.20
Projected FFO per share	$2.52	—	$2.62	$9.62	—	$9.72
Projected Core FFO per share	$2.55	—	$2.65	$9.74	—	$9.84

(1) See Definitions and Reconciliations, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Full Year Financial Outlook
				Full Year 2022
				vs. Full Year 2021
				Low		High
Same Store:
Residential rental revenue change				10.8%	—	11.2%
Residential Opex change				5.5%	—	6.0%
Residential NOI change				13.0%	—	13.8%

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the third quarter 2022 to its fourth quarter 2022 financial outlook:

Q3 2022 Results Compared to Q4 2022 Outlook
	Per Share
	EPS	FFO	Core FFO
Q3 2022 per share reported results	$3.53	$2.46	$2.50
Same Store Residential revenue	0.04	0.04	0.04
Same Store Residential Opex	0.07	0.07	0.07
Development and Other Stabilized Residential NOI	0.02	0.02	0.02
Commercial NOI	(0.02)	(0.02)	(0.02)
Capital markets and transaction activity	0.01	0.01	—
Overhead and other	(0.01)	(0.01)	(0.01)
Gain on sale of real estate and depreciation expense	(1.89)	—	—
Projected per share - Q4 2022 outlook (1)	$1.75	$2.57	$2.60

(1) Represents the mid-point of the Company's outlook.

The following table compares the Company’s October 2022 outlook for EPS, FFO per share and Core FFO per share to its July 2022 financial outlook for the full year 2022:

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October 2022 Full Year Outlook Compared to July 2022 Full Year Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - July 2022 outlook (1)	$7.63	$9.84	$9.86
Same Store Residential revenue	(0.04)	(0.04)	(0.04)
Same Store Residential Opex	(0.03)	(0.03)	(0.03)
Development and Other Stabilized Residential NOI	(0.01)	(0.01)	(0.01)
Commercial NOI	0.02	0.02	0.02
Capital markets and transaction activity	(0.03)	(0.03)	(0.01)
Overhead and other	(0.08)	(0.08)	—
Gain on sale of real estate and depreciation expense	0.69	—	—
Projected per share - October 2022 outlook (1)	$8.15	$9.67	$9.79

(1) Represents the mid-point of the Company's outlook.

Other Matters

The Company will hold a conference call on November 4, 2022 at 11:00 AM ET to review and answer questions about this release, its third quarter 2022 results, the Attachments (described below) and related matters. To participate on the call, dial 877-407-9716.

To hear a replay of the call, which will be available from November 4, 2022 at 2:00 PM ET to December 4, 2022, dial 844-512-2921 and use replay passcode: 13733776. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on November 4, 2022.

About AvalonBay Communities, Inc.

As of September 30, 2022, the Company owned or held a direct or indirect ownership interest in 293 apartment communities containing 88,405 apartment homes in 12 states and the District of Columbia, of which 18 communities were under development and one community was under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook,” "may," "shall," "will," "pursue" and similar expressions that predict or indicate future events and trends and that do not report historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following: risks related to the COVID-19 pandemic, including the effect, among other factors, on the multifamily industry and the general economy of measures taken by businesses and the government, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent, the preferences of consumers and businesses for living and working arrangements, and federal efforts at economic stimulus; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions, including rising interest rates, may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant
Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up, and general price inflation, may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to joint ventures and our ability to successfully dispose of certain assets may not be realized; investments made under the Structured Investment Program in either mezzanine debt or preferred equity of third-party multifamily development may not be repaid as expected; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales at The Park Loggia may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2022 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
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Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 12, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 12 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only the following definitions and reconciliations.

Average Rental Revenue per Occupied Home is calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q3
2022
Net income	$494,632
Interest expense and loss on extinguishment of debt	59,558
Income tax expense	5,651
Depreciation expense	206,658
EBITDA	$766,499

Gain on sale of communities	(318,289)
Unconsolidated entity EBITDAre adjustments (1)	(35,072)
EBITDAre	$413,138

Unconsolidated entity losses, net	307
Joint venture promote	(4,690)
Structured Investment Program loan reserve	45
Gain on interest rate contract	(64)
Executive transition compensation costs	411
Severance related costs	574
Expensed transaction, development and other pursuit costs, net of recoveries	5,783
Gain on for-sale condominiums	(644)
For-sale condominium marketing, operating and administrative costs	340
Gain on other real estate transactions, net	(15)
Legal settlements	(3,677)
Core EBITDAre	$411,508

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned communities disposed of during the three and nine months ended September 30, 2022 is as follows (dollars in thousands):

TABLE 2
	Q3 2022	YTD 2022
GAAP Gain	$317,962	$466,670

Accumulated Depreciation and Other	(99,081)	(127,985)

Economic Gain	$218,881	$338,685

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 3
	Q3	Q3	YTD	YTD
	2022	2021	2022	2021
Net income attributable to common stockholders	$494,747	$78,914	$895,482	$669,090
Depreciation - real estate assets, including joint venture adjustments	205,489	192,435	604,634	558,006
Distributions to noncontrolling interests	12	12	36	36
Gain on sale of unconsolidated entities holding previously depreciated real estate	(38,062)	—	(38,062)	(23,305)
Gain on sale of previously depreciated real estate	(318,289)	(58)	(467,493)	(388,354)
Casualty and impairment loss on real estate	—	1,940	—	3,117
FFO attributable to common stockholders	343,897	273,243	994,597	818,590

Adjusting items:
Unconsolidated entity losses (gains), net (1)	307	(6,924)	(1,988)	(9,056)
Joint venture promote (2)	(4,690)	—	(4,690)	—
Structured Investment Program loan reserve (3)	45	—	1,653	—
Loss on extinguishment of consolidated debt	1,646	17,890	1,646	17,768
Gain on interest rate contract	(64)	—	(496)	(2,654)
Advocacy contributions	—	—	534	—
Executive transition compensation costs	411	411	1,220	2,599
Severance related costs	574	284	639	386
Expensed transaction, development and other pursuit costs, net of recoveries (4)	5,783	273	7,781	575
Gain on for-sale condominiums (5)	(644)	(1,345)	(2,113)	(2,051)
For-sale condominium marketing, operating and administrative costs (5)	340	1,187	1,644	3,453
For-sale condominium imputed carry cost (6)	400	1,648	2,035	5,779
Gain on other real estate transactions, net	(15)	(1,543)	(95)	(2,002)
Legal settlements	(3,677)	22	(3,418)	1,100
Income tax expense (7)	5,651	2,179	7,963	1,434
Core FFO attributable to common stockholders	$349,964	$287,325	$1,006,912	$835,921

Average shares outstanding - diluted	139,981,959	139,737,725	139,964,172	139,645,069

Earnings per share - diluted	$3.53	$0.56	$6.40	$4.79
FFO per common share - diluted	$2.46	$1.96	$7.11	$5.86
Core FFO per common share - diluted	$2.50	$2.06	$7.19	$5.99

(1) Amounts for the nine months ended September 30, 2022 include unrealized gains of $1,948 on property technology investments. Amounts for the three and nine months ended September 30, 2021 include unrealized gains of $6,924 and $10,094, respectively, on property technology investments. The amount for the nine months ended September 30, 2021 is partially offset by the write-off of asset management fee intangibles associated with the disposition of the final two Archstone Multifamily Partners AC JV LP communities.
(2) Amount for 2022 is for the Company's recognition of its promoted interest in the U.S. Fund.
(3) Amounts represent the change in expected credit losses associated with the Company's lending commitments under its Structured Investment Program. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(4) Amounts for 2022 include the write-off of $5,335 for a development opportunity in the Pacific Northwest that the Company determined is no longer probable.
(5) Aggregate impact of (i) Gain on for-sale condominiums and (ii) For-sale condominium marketing, operating and administrative costs, is a net gain of $304 for Q3 2022 and $469 for YTD 2022 and a net gain of $158 for Q3 2021 and net expense of $1,402 for YTD 2021, respectively.
(6) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(7) Amounts are for the recognition of taxes primarily associated with The Park Loggia.

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended September 30, 2022 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre (1)	$411,508

Interest expense (2)	$59,558

Interest Coverage	6.9 times

(1) For additional detail, see Definitions and Reconciliations, table 1.
(2) Excludes the impact of gain on interest rate contract.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's Credit Facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized third quarter 2022 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 5

Total debt principal (1)	$8,078,012
Cash and cash in escrow	(487,126)
Net debt	$7,590,886

Core EBITDAre (2)	$411,508

Core EBITDAre, annualized	$1,646,032

Net Debt-to-Core EBITDAre	4.6 times

(1) Balance at September 30, 2022 excludes $8,784 of debt discount and $36,851 of deferred financing costs as reflected in unsecured notes, net, and $12,696 of debt discount and $1,722 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.
(2) For additional detail, see Definitions and Reconciliations, table 1.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, income from investments in unconsolidated entities, depreciation expense, income tax expense (benefit), casualty and impairment loss, gain on sale of communities, gain on other real estate transactions, net, net for-sale condominium activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

TABLE 6
	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2022	2021	2022	2022	2021	2022	2021
Net income	$494,632	$78,847	$138,566	$262,076	$335,298	$895,274	$669,058
Property management and other indirect operating expenses, net of corporate income	29,374	25,322	30,632	28,113	24,555	88,119	74,110
Expensed transaction, development and other pursuit costs, net of recoveries	6,514	417	2,364	987	1,331	9,865	1,900
Interest expense, net	57,290	55,987	58,797	56,526	55,711	172,613	164,704
Loss on extinguishment of debt, net	1,646	17,890	—	—	19	1,646	17,768
General and administrative expense	14,611	17,313	21,291	17,421	16,481	53,323	53,130
Income from investments in unconsolidated entities	(43,777)	(6,867)	(2,480)	(317)	(5,626)	(46,574)	(32,959)
Depreciation expense	206,658	193,791	199,302	201,786	197,036	607,746	561,560
Income tax expense (benefit)	5,651	2,179	(159)	2,471	4,299	7,963	1,434
Casualty and impairment loss	—	1,940	—	—	2	—	3,117
Gain on sale of communities	(318,289)	(58)	(404)	(148,800)	(213,881)	(467,493)	(388,354)
Gain on other real estate transactions, net	(15)	(1,543)	(43)	(37)	(95)	(95)	(2,002)
Net for-sale condominium activity	(304)	(158)	71	(236)	(425)	(469)	1,402
NOI from real estate assets sold or held for sale	(4,839)	(13,147)	(7,811)	(9,197)	(12,192)	(21,847)	(48,913)
NOI	449,152	371,913	440,126	410,793	402,513	1,300,071	1,075,955

Commercial NOI	(11,005)	(6,672)	(7,673)	(8,224)	(7,945)	(26,902)	(17,381)
Residential NOI	$438,147	$365,241	$432,453	$402,569	$394,568	$1,273,169	$1,058,574

Residential NOI
Same Store:
New England	$58,675	$48,497	$56,523	$51,901	$51,816	$167,099	$143,710
Metro NY/NJ	80,865	69,582	78,483	74,707	74,329	234,055	206,118
Mid-Atlantic	55,903	50,889	55,767	53,946	53,727	165,616	152,912
Southeast FL	6,359	5,015	6,161	5,965	5,904	18,485	13,738
Denver, CO	4,904	4,011	4,900	4,727	4,486	14,531	11,965
Pacific NW	25,325	20,672	25,212	23,122	21,598	73,659	60,536
N. California	72,440	64,040	71,439	67,807	67,052	211,686	193,458
S. California	83,926	76,700	89,070	81,541	81,237	254,537	217,864
Total Same Store	388,397	339,406	387,555	363,716	360,149	1,139,668	1,000,301
Other Stabilized	33,432	18,784	30,973	26,846	25,081	91,251	43,310
Development/Redevelopment	16,318	7,051	13,925	12,007	9,338	42,250	14,963
Residential NOI	$438,147	$365,241	$432,453	$402,569	$394,568	$1,273,169	$1,058,574

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2022	2021	2022	2022	2021	2022	2021

Revenue from real estate assets sold or held for sale	$7,315	$21,636	$11,956	$14,838	$19,694	$34,110	$79,989
Operating expenses from real estate assets sold or held for sale	(2,476)	(8,489)	(4,145)	(5,641)	(7,502)	(12,263)	(31,076)
NOI from real estate assets sold or held for sale	$4,839	$13,147	$7,811	$9,197	$12,192	$21,847	$48,913

Commercial NOI is composed of the following components (in thousands):

TABLE 8
	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2022	2021	2022	2022	2021	2022	2021

Commercial Revenue	$12,577	$8,174	$9,235	$9,924	$9,284	$31,736	$21,730
Commercial Operating Expenses	(1,572)	(1,502)	(1,562)	(1,700)	(1,339)	(4,834)	(4,349)
Commercial NOI	$11,005	$6,672	$7,673	$8,224	$7,945	$26,902	$17,381

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2022, or which were acquired subsequent to January 1, 2021. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the fourth quarter and full year 2022 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Q4 2022	$1.70	$1.80
Depreciation (real estate related)	1.42	1.42
Gain on sale of communities	(0.60)	(0.60)
Projected FFO per share (diluted) - Q4 2022	2.52	2.62
Expensed transaction, development and other pursuit costs, net of recoveries	0.01	0.01
Income tax expense	0.02	0.02
Projected Core FFO per share (diluted) - Q4 2022	$2.55	$2.65

Projected EPS (diluted) - Full Year 2022	$8.10	$8.20
Depreciation (real estate related)	5.74	5.74
Gain on sale of communities	(4.22)	(4.22)
Projected FFO per share (diluted) - Full Year 2022	9.62	9.72

Joint venture promote and unconsolidated entity gains, net	(0.05)	(0.05)
Expensed transaction, development and other pursuit costs, net of recoveries	0.06	0.06
Executive transition compensation costs	0.01	0.01
Legal settlements	(0.02)	(0.02)
Structured Investment Program loan reserve	0.01	0.01
Income tax expense	0.07	0.07
Adjustments related to residential for-sale condominiums at The Park Loggia (1)	0.01	0.01
Loss on extinguishment of consolidated debt	0.01	0.01
Other	0.02	0.02
Projected Core FFO per share (diluted) - Full Year 2022	$9.74	$9.84

(1) The Park Loggia adjustments relate to the following for the for-sale condominiums: operating expenses incurred, GAAP gain after taxes and cost of sales, and imputed carry costs on unsold homes.

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment includes one community containing 714 apartment homes that is currently under active redevelopment as of September 30, 2022.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q3	Q3	Q2	YTD	YTD
	2022	2021	2022	2022	2021
Residential rental revenue (GAAP basis)	$567,890	$507,881	$555,528	$1,652,297	$1,487,053
Residential concessions amortized	2,883	15,385	5,175	16,294	47,026
Residential concessions granted	(1,932)	(8,344)	(1,667)	(5,926)	(37,702)

Residential Rental Revenue with Concessions on a Cash Basis	$568,841	$514,922	$559,036	$1,662,665	$1,496,377

		Q3 2022	Q3 2022		YTD 2022
		vs. Q3 2021	vs. Q2 2022		vs. YTD 2021
% change -- GAAP revenue		11.8%	2.2%		11.1%

% change -- cash revenue		10.5%	1.8%		11.1%

Same Store is composed of consolidated communities where a comparison of operating results from the prior year to the current year is meaningful as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2022 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2021, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of September 30, 2022 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2022 is as follows (dollars in thousands):

TABLE 11
Year to Date 2022
NOI
Residential NOI:
Same Store	$1,139,668
Other Stabilized	91,251
Development/Redevelopment	42,250
Total Residential NOI	1,273,169
Commercial NOI	26,902
NOI from real estate assets sold or held for sale	21,847
Total NOI generated by real estate assets	1,321,918
Less NOI on encumbered assets	(62,831)
NOI on unencumbered assets	$1,259,087

Unencumbered NOI	95%